Exhibit 99.1

NCI Building Systems Reports
Third Quarter Fiscal 2013 Results

HOUSTON, September 4, 2013 -- NCI Building Systems, Inc. (NYSE: NCS) today reported financial results for the third quarter ended July 28, 2013.

Third Quarter Highlights:

•	Sales rose 6% to $317.2 million, compared to the same quarter last fiscal year, and increased 8%, sequentially.

•	Gross profit increased 2% to $67.0 million from $65.6 million in the comparable quarter last year, and rose 10% from $60.8 million in the previous quarter.

•	Adjusted EBITDA was $17.0 million, declining from $18.9 million in the third quarter of last fiscal year, but increasing from $10.6 million in the second quarter of 2013.

•	Adjusted net income, which excludes the impact of the cost related to the early extinguishment of the previous term loan, was $0.02 per diluted common share.

•	Quarter-end backlog, adjusted to include Metl-Span, was up slightly to $319.2 million compared to $311.7 million for the same period in fiscal 2012 and $317.1 million in the second quarter of 2013.

Norman C. Chambers, Chairman, President and Chief Executive, commented, "We generated sequential improvement in our operating results in the third quarter despite a lack of meaningful pick-up in demand for nonresidential construction. The absence of any strong economic momentum continues to delay many projects from moving to the construction phase. As a result, our overall volumes are lagging our internal expectations as most segments of nonresidential construction continue to be impacted by flat-to-lower demand.

"Results across our end-markets and product categories continue to be mixed. We produced strong year-over-year gains in component sales to the commercial and industrial markets. However, they were more than offset by continued soft demand in the agricultural market. Our Coatings group once again performed well, delivering top-line growth and improved profitability both sequentially and compared to last year’s third quarter. The Buildings group was impacted by continued pricing pressure, lower margin product mix and low fixed cost leverage.

"With ten consecutive months of growth, the Architecture Billings C&I Index and McGraw-Hill data continue to point toward a pick-up in nonresidential construction activity over the next six to nine months. However, our backlog is up only slightly both sequentially and compared to last year’s third quarter. We believe that as demand picks up, we will benefit from increasing levels of operating leverage and improved product mix. However, we are not waiting for market tailwinds to improve our performance. The ongoing process of improving efficiencies that began in 2009 with the rationalization of our manufacturing plants has improved our visibility of areas that require attention. We are taking additional actions to strengthen our customer service efforts and to improve the productivity and quality of our manufacturing operations."

Third Quarter 2013 Results

For the third quarter, sales grew 6.3% to $317.2 million from $298.5 million in last year's third quarter mainly due to the full quarter contribution from the Company’s June 2012 Metl-Span acquisition. On a sequential basis, revenues were up 8.1% from $293.4 million in the second quarter.

Gross profit increased 2.2% to $67.0 million from $65.6 million in the third quarter of 2012. Gross profit margin narrowed to 21.1% from 22.0% in the third quarter of last year due to continued pricing pressure and increased manufacturing costs due to ongoing investments in strategic initiatives, including upgrading systems and manufacturing processes. The Company also incurred ramp-up costs at the Middletown, Ohio coating and Mattoon, Illinois insulated metal panel facilities.

Engineering, selling, general and administrative (ESG&A) expenses were $62.8 million, up from $55.6 million in the third quarter of 2012, primarily due to the acquisition effect of Metl-Span and investments in strategic initiatives. As a percentage of revenues, ESG&A was 19.8% in the 2013 third quarter compared to 18.6% in the prior year’s period and 21.4% in the 2013 second quarter. The increase in expenditures was concentrated on improvements in our distribution channels, manufacturing capabilities and customer responsiveness as well as the incremental costs associated with the ramp-up of Middletown and totaled approximately $2.3 million of ESG&A expenses this quarter with the effect of the Metl-Span acquisition adding another $3.9 million.

Due to lower than anticipated volumes, competitive pricing and the incremental costs associated with strategic initiatives, operating income declined to $4.3 million in the 2013 third quarter compared to $7.0 million in last year’s third quarter.

As noted above, Adjusted EBITDA, a non-GAAP measure, defined as earnings before interest, taxes, depreciation and amortization, and cash and other non-cash items, in accordance with the Company's credit agreement fell to $17.0 million compared to $18.9 million reported in last year’s third quarter but increased 61% from $10.6 million in this year’s second quarter. Please see the reconciliation of Adjusted EBITDA to net income in the Company’s financial statements.

During the quarter, we incurred a predominantly non-cash charge of $21.5 million in debt extinguishment costs ($13.2 million after tax, or $0.21 per diluted common share) associated with amending and extending our credit agreement. The amendment extends the maturity until June 2019 and substantially reduces our borrowing costs, which should result in annual savings of nearly $12.0 million.

For the third quarter of 2013, the Company reported a net loss of $12.2 million, or $0.19 per diluted common share. Excluding the impact of the debt extinguishment costs, NCI generated adjusted net income of $1.0 million, or $0.02 per diluted common share. The weighted average number of common shares used in the calculation of third quarter 2013 loss per diluted common share was 64.2 million. In last year's third quarter, the Company reported a net loss applicable to common shares of $52.1 million, which included a non-cash, one-time convertible preferred stock amendment charge of $48.8 million related to the elimination of NCI’s quarterly dividend on its convertible preferred shares, as well as $2.7 million in net acquisition related expenses and $4.0 million in net debt extinguishment costs associated with the Metl-Span acquisition. Exclusive of these charges, net income applicable to common shares would have been $0.9 million, or $0.05 per diluted common share. The weighted average number of common shares used in the calculation of third quarter 2012 loss per diluted common share was 19.0 million.

Inventory levels increased 19.4% over the same period of the prior year to $135.2 million due to lower demand than anticipated in the third quarter and increased purchases ahead of announced steel price increases. Annualized inventory turnover was 7.5 turns for the third quarter compared to 8.3 turns in last year's third quarter and 7.5 turns in the second quarter of fiscal 2013.

Capital expenditures were $17.5 million for the first nine months of 2013. The majority of our expenditures were targeted at upgrading facilities and systems. The projects include refurbishing the Middletown coating facility, integrating Metl-Span, enhancing the Coatings group’s manufacturing capabilities and launching system improvements in the Buildings group. Year-to-date, the net cash used in operating activities was $9.1 million.

Third Quarter 2013 Segment Performance

The Coatings group third party sales grew 18.6% year-over-year and 5.2% sequentially. Operating income increased to $5.5 million in the third quarter of 2013 from $5.1 million in the third quarter of last fiscal year and $4.8 million in the 2013 second quarter. The performance of the group was led by HVAC, lighting fixtures, and appliance sales and strong shipments of heavy gauge packages to construction markets. On August 6, two ovens in our Jackson, Mississippi plant were damaged in a fire caused by an exhaust fan failure. There were no injuries or damage to the high value assets in the plant. Customer orders were transferred to our Ohio and Georgia facilities and we did not experience meaningful delays in the scheduled deliveries. In the fiscal fourth quarter, we anticipate incurring between $0.5 and $1.0 million for incremental operating costs as we temporarily re-route customer and internal orders. Over the next year, we anticipate recouping the majority of those costs from our insurance carrier.

The Components group produced a 17.2% increase in third-party sales and an 8.7% increase sequentially. Operating income declined to $8.1 million from $9.4 million in the same quarter last fiscal year and rose from $5.1 million in the second quarter of 2013. The year-over-year decline in operating income was due to the added costs associated with the integration of Metl-Span, the ramping-up of the recently renovated Mattoon, Illinois plant, as well as identifiable costs associated with investments in sales and marketing resources and systems. These costs were partially offset by increased volume in insulated metal panels as a result of the Metl-Span acquisition.

The Buildings group’s total sales were down 3.6% compared to last year’s third quarter, and third-party sales declined 3.5%. Sequentially, third party sales grew 8.0%. Operating income declined to $6.1 million in the 2013 third quarter, compared to $9.1 million in the comparable quarter last year and rose from $4.2 million in the 2013 second quarter. The performance of the Buildings group was impacted by continued pricing pressures in the low demand environment as well as lower leverage on fixed costs.

For additional information please see the CFO Commentary at www.ncigroup.com under the investors tab.

Market Commentary

Leading indicators for nonresidential construction activity remain positive. The economy has been experiencing a strong residential recovery, which usually precedes a nonresidential recovery, as nonresidential vacancy rates decline and the labor markets continue to improve. However, the construction economy in the third quarter was suppressed by the sluggishness of the broader economy. In the third quarter of NCI’s fiscal 2013, low-rise nonresidential construction starts (measured in square feet) decreased 10.7% from the comparable period in fiscal 2012, as reported by McGraw-Hill.

The American Institute of Architects’ Architecture Billing Index (ABI) remained in growth mode in July at 52.7, jumping one full point from 51.6 in June and essentially flat with May at 52.9. The new projects inquiry index was up sharply in July to 66.4 from 62.6 in June.

The latest Fed Senior Loan Officer Survey shows the demand for nonresidential loans strengthening in combination with the continued easing of lending standards. This favorable environment supports the improved growth in real nonresidential investment that for the last calendar quarter grew 4.6% year-over-year.

Summary/Outlook

“Our performance so far this year has been challenged mainly due to lower volumes and pricing,” noted Mr. Chambers. “The recent additions to backlog in the period continue to reflect a number of larger projects and an increased level of design/build projects with better margins. Operationally, the Components group delivered significant growth in Commercial/Industrial sector sales to NCI’s largest OEM customers and insulated metal panels. The Coatings group continues to benefit from higher volumes and expanding margins. In addition, the Middletown, Ohio light gauge paint line has ramped production and the facility remains on track to become profitable in the fourth fiscal quarter of 2013. We have also announced a price increase for several of our product lines.

Given that low-rise nonresidential construction starts have declined in the first nine months of fiscal 2013, we think it is unlikely the market will recover sufficiently to post annual growth in volume. We remain positive that the industry, during the next few years, will return to the 40 year trend of 1.3 billion square feet of new construction starts. It is for that reason that we continue to invest in our business during the early stage of economic recovery to enhance our earnings and growth as the economy recovers,” Mr. Chambers concluded.

Conference Call Information

The NCI Building Systems, Inc. third quarter conference call is scheduled for Wednesday, September 4, 2013, at 5:00 PM ET. Please dial 1-480-629-9692 or 1-877-941-8609 to participate in the call. To listen to a live broadcast of the call over the Internet or to review the archived call, please visit the Company's website at www.ncigroup.com. To access the taped replay, please dial 1-303-590-3030 or 1-800-406-7325 and the passcode 4636317# when prompted. The taped replay will be available two hours after the call through September 18, 2013.

NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

Contact:

Layne de Alvarez

Director, Investor Relations

281-897-7710

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service the Company's debt; ability to integrate Metl-Span with the Company's business or to realize the anticipated benefits of such acquisition; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the construction industry; financial crises or fluctuations in the U.S. and abroad; changes in laws or regulations; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended October 28, 2012, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	July 28,	July 29,	July 28,	July 29,
	2013	2012	2013	2012

Sales	$317,201	$298,488	$908,184	$792,322
Cost of sales	250,163	232,903	719,440	615,113
Gross profit	67,038	65,585	188,744	177,209
	21.1%	22.0%	20.8%	22.4%

Engineering, selling, general and administrative expenses	62,761	55,605	186,014	156,110
Acquisition-related costs	-	2,946	-	4,836
Income from operations	4,277	7,034	2,730	16,263

Interest income	29	44	101	100
Interest expense	(5,159)	(4,203)	(17,624)	(10,589)
Debt extinguishment costs, net	(21,491)	(6,437)	(21,491)	(6,437)
Other income (expense), net	219	(368)	859	11

Loss before income taxes	(22,125)	(3,930)	(35,425)	(652)
Provision (benefit) for income taxes	(9,933)	(663)	(14,264)	705
	44.9%	16.9%	40.3%	-108.1%

Net loss	$(12,192)	$(3,267)	$(21,161)	$(1,357)
Convertible preferred stock dividends and accretion	-	-	-	16,352
Convertible preferred stock beneficial conversion feature	-	-	-	11,878
Convertible preferred stock amendment	-	48,803	-	48,803
Net loss applicable to common shares	$(12,192)	$(52,070)	$(21,161)	$(78,390)

Loss per common share:
Basic	$(0.19)	$(2.74)	$(0.62)	$(4.16)
Diluted	$(0.19)	$(2.74)	$(0.62)	$(4.16)

Weighted average number of common shares outstanding:
Basic	64,217	18,997	34,290	18,830
Diluted	64,217	18,997	34,290	18,830

Increase in sales	6.3%		14.6%

Gross profit percentage	21.1%	22.0%	20.8%	22.4%

Engineering, selling, general and administrative
expenses percentage	19.8%	18.6%	20.5%	19.7%

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 28,	October 28,
	2013	2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$16,149	$55,158
Restricted cash	-	1,375
Accounts receivable, net	118,905	133,475
Inventories, net	135,201	106,015
Deferred income taxes	36,933	21,926
Income tax receivable	2,068	549
Prepaid expenses and other	21,709	16,864
Investments in debt and equity securities, at market	4,601	4,076
Assets held for sale	2,879	2,397
Total current assets	338,445	341,835

Property, plant and equipment, net	262,118	268,875
Goodwill	75,226	76,746
Intangible assets, net	49,989	53,028
Deferred financing costs, net	4,538	11,000
Total assets	$730,316	$751,484

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current portion of long-term debt	$2,384	$2,500
Note payable	835	515
Accounts payable	103,707	113,177
Accrued compensation and benefits	40,641	43,066
Accrued interest	255	345
Other accrued expenses	56,316	60,455
Total current liabilities	204,138	220,058

Long-term debt, net	240,991	234,444
Deferred income taxes	35,592	35,565
Other long-term liabilities	11,866	11,995
Total long-term liabilities	288,449	282,004

Series B cumulative convertible participating preferred stock	-	619,950

Common stock	1,466	925
Additional paid-in capital	634,011	4,991
Accumulated deficit	(391,011)	(369,850)
Accumulated other comprehensive loss	(6,645)	(6,568)
Treasury stock, at cost	(92)	(26)
Stockholders' equity (deficit)	237,729	(370,528)

Total liabilities and stockholders' equity (deficit)	$730,316	$751,484

NCI BUILDING SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Fiscal Nine Months Ended
	July 28, 2013	July 29, 2012

Cash flows from operating activities:
Net loss	$(21,161)	$(1,357)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	29,991	21,992
Share-based compensation expense	10,335	6,183
Non-cash debt extinguishment costs	17,582	6,436
(Gain) loss on sale of property, plant and equipment	(38)	20
Provision for doubtful accounts	1,424	(409)
Provision (benefit) from deferred income taxes	(14,865)	86
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	13,146	5,143
Inventories	(29,186)	(16,330)
Income tax receivable	(1,859)	(146)
Prepaid expenses and other	(2,624)	(1,610)
Accounts payable	(5,561)	(3,072)
Accrued expenses	(5,160)	3,281
Other, net	(1,167)	28

Net cash (used in) provided by operating activities	(9,143)	20,245

Cash flows from investing activities:
Acquisition, net of cash acquired	-	(140,991)
Capital expenditures	(17,545)	(22,288)
Proceeds from sale of property, plant and equipment	-	55

Net cash used in investing activities	(17,545)	(163,224)

Cash flows from financing activities:
Proceeds from stock options exercised	674	-
Decrease in restricted cash	1,375	1,461
Proceeds on term loan	-	237,499
Payments on term loan	(10,375)	(131,325)
Payments on note payable	(1,239)	(1,193)
Proceeds from Amended ABL Facility	5,000	-
Payment of financing costs	(6,215)	(8,679)
Excess tax benefits from share-based compensation arrangements	974	1
Purchase of treasury stock	(2,438)	(1,524)

Net cash (used in) provided by financing activities	(12,244)	96,240
Effect of exchange rate changes on cash and cash equivalents	(77)	75
Net decrease in cash and cash equivalents	(39,009)	(46,664)

Cash and cash equivalents at beginning of period	55,158	78,982

Cash and cash equivalents at end of period	$16,149	$32,318

NCI Building Systems, Inc.
Business Segments
(Unaudited)
(In thousands)

	Three Months Ended		Three Months Ended		$	%
	July 28, 2013		July 29, 2012		Inc/(Dec)	Change
		% of		% of
		Total		Total
Sales:		Sales		Sales
Metal coil coating	$56,478	15	$54,342	15	$2,136	3.9%
Metal components	161,008	43	142,092	39	18,916	13.3%
Engineered building systems	158,369	42	164,265	46	(5,896)	-3.6%
Total sales	375,855	100	360,699	100	15,156	4.2%
Less: Intersegment sales	58,654	16	62,211	17	(3,557)	-5.7%
Total net sales	$317,201	84	$298,488	83	$18,713	6.3%

		% of		% of
Operating income (loss):		Sales		Sales
Metal coil coating	$5,521	10	$5,112	9	$409	8.0%
Metal components	8,054	5	9,372	7	(1,318)	-14.1%
Engineered building systems	6,123	4	9,078	6	(2,955)	-32.6%
Corporate	(15,421)	-	(16,528)	-	1,107	6.7%
Total operating income (loss) (% of sales)	$4,277	1	$7,034	2	$(2,757)	-39.2%

	Nine Months Ended		Nine Months Ended		$	%
	July 28, 2013		July 29, 2012		Inc/(Dec)	Change
		% of		% of
		Total		Total
Sales:		Sales		Sales
Metal coil coating	$155,539	15	$152,264	16	$3,275	2.2%
Metal components	462,075	43	354,586	37	107,489	30.3%
Engineered building systems	454,030	42	453,278	47	752	0.2%
Total sales	1,071,644	100	960,128	100	111,516	11.6%
Intersegment sales	163,460	15	167,806	17	(4,346)	-2.6%
Total net sales	$908,184	85	$792,322	83	$115,862	14.6%

		% of		% of
Operating income (loss):		Sales		Sales
Metal coil coating	$15,818	10	$15,304	10	$514	3.4%
Metal components	19,263	4	23,931	7	(4,668)	-19.5%
Engineered building systems	14,360	3	23,414	5	(9,054)	-38.7%
Corporate	(46,711)	-	(46,386)	-	(325)	-0.7%
Total operating income (loss) (% of sales)	$2,730	0	$16,263	2	$(13,533)	-83.2%

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FOR THE THREE MONTHS ENDED JULY 28, 2013 AND JULY 29, 2012
(Unaudited)
(In thousands)

	For the Three Months Ended July 28, 2013
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis (2)	$5,521	$8,054	$6,123	$(15,421)	$4,277

	For the Three Months Ended July 29, 2012
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$5,112	$9,372	$9,078	$(16,528)	$7,034
Acquisition-related costs	-	-	-	2,946	2,946
"Adjusted" operating income (loss) (1)	$5,112	$9,372	$9,078	$(13,582)	$9,980

(1)	The Company discloses a tabular comparison of "Adjusted" operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. "Adjusted" operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.
(2)	The Company did not incur any special charges during the three months ended July 28, 2013.

NCI BUILDING SYSTEMS, INC.
BUSINESS SEGMENTS
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES
FOR THE NINE MONTHS ENDED JULY 28, 2013 AND JULY 29, 2012
(Unaudited)
(In thousands)

	For the Nine Months Ended July 28, 2013
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis (2)	$15,818	$19,263	$14,360	$(46,711)	$2,730

	For the Nine Months Ended July 29, 2012
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$15,304	$23,931	$23,414	$(46,386)	$16,263
Acquisition-related costs	-	-	-	4,836	4,836
Actuarial determined general liability self-insurance charges (recovery)	-	(1,929)	-	-	(1,929)
Executive retirement	-	-	-	508	508
"Adjusted" operating income (loss) (1)	$15,304	$22,002	$23,414	$(41,042)	$19,678

(1)	The Company discloses a tabular comparison of "Adjusted" operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. "Adjusted" operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.
(2)	The Company did not incur any special charges during the nine months ended July 28, 2013.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA")
(Unaudited)
(In thousands)

	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	Trailing 12 Months
	October 28,	January 27,	April 28,	July 28,	July 28,
	2012	2013	2013	2013	2013
Net income (loss)	$6,270	$(3,627)	$(5,342)	$(12,192)	$(14,891)
Add:
Depreciation and amortization	10,355	9,122	8,809	9,066	37,352
Consolidated interest expense, net	6,226	6,244	6,149	5,130	23,749
Provision (benefit) for income taxes	3,379	(1,825)	(2,506)	(9,933)	(10,885)
Acquisition-related costs	153	-	-	-	153
Debt extinguishment costs, net	-	-	-	21,491	21,491
Non-cash charges:
Stock-based compensation	3,116	3,442	3,445	3,448	13,451
Asset impairments	13	-	-	-	13
Embedded derivative	(5)	(5)	(4)	(50)	(64)

Adjusted EBITDA (1)	$29,507	$13,351	$10,551	$16,960	$70,369

	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	Trailing 12 Months
	October 30,	January 29,	April 29,	July 29,	July 29,
	2011	2012	2012	2012	2012
Net income (loss)	$3,411	$589	$1,321	$(3,267)	$2,054
Add:
Depreciation and amortization	6,753	6,158	5,841	7,248	26,000
Consolidated interest expense, net	3,685	3,296	3,034	4,159	14,174
Provision (benefit) for income taxes	398	426	942	(663)	1,103
Acquisition-related costs	-	396	1,494	2,946	4,836
Debt extinguishment costs, net	-	-	-	6,437	6,437
Cash restructuring charges	283	-	-	-	283
Executive retirement	-	-	508	-	508
Non-cash charges:
Stock-based compensation	1,776	1,972	2,119	2,090	7,957
Asset impairments (recoveries)	1,214	-	-	(22)	1,192
Embedded derivative	(6)	(5)	(6)	(5)	(22)

Adjusted EBITDA (1)	$17,514	$12,832	$15,253	$18,923	$64,522

(1)	The Company's Credit Agreement defines adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Note facility, the Company entered into an Asset-Backed Lending facility which has substantially the same definition of adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

NCI BUILDING SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
"ADJUSTED" LOSS PER DILUTED COMMON SHARE AND NET LOSS COMPARISON
(Unaudited)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	July 28,	July 29,	July 28,	July 29,
	2013	2012	2013	2012
Net loss per diluted common share, GAAP basis	(0.19)	(2.74)	(0.62)	(4.16)
Convertible preferred stock beneficial conversion feature and amendment	-	2.57	-	3.22
Acquisition-related costs, net of taxes	-	0.14	-	0.20
Debt extinguishment costs, net of taxes	0.21	0.21	0.39	0.21
Actuarial determined general liability self-insurance charges (recovery), net of taxes	-	-	-	(0.06)
Executive retirement, net of taxes	-	-	-	0.02
Adjustment for participating securities interest in earnings, net of taxes	-	(0.13)	-	-
"Adjusted" net income (loss) per diluted common share (1)	0.02	0.05	(0.23)	(0.57)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	July 28,	July 29,	July 28,	July 29,
	2013	2012	2013	2012
Net loss applicable to common shares, GAAP basis	$(12,192)	$(52,070)	$(21,161)	$(78,390)
Convertible preferred stock beneficial conversion feature and amendment	-	48,803	-	60,681
Acquisition-related costs, net of taxes	-	2,683	-	3,847
Debt extinguishment costs, net of taxes	13,238	3,965	13,238	3,965
Actuarial determined general liability self-insurance charges (recovery), net of taxes	-	-	-	(1,188)
Executive retirement, net of taxes	-	-	-	313
Adjustment for participating securities interest in earnings, net of taxes	-	(2,458)	-	-
"Adjusted" net income (loss) applicable to common shares (1)	$1,046	$923	$(7,923)	$(10,772)

(1)	The Company discloses a tabular comparison of "Adjusted" net income (loss) per diluted common share and "Adjusted" net income (loss) applicable to common shares, which are non-GAAP measures, because they are referred to in the text of our press releases and are instrumental in comparing the results from period to period. "Adjusted" net income (loss) per diluted common share and "Adjusted" net income (loss) applicable to common shares should not be considered in isolation or as a substitute for net loss per diluted common share and net loss applicable to common shares as reported on the face of our statement of operations.

NCI Building Systems, Inc.
Reconciliation of Segment Sales to Third Party Segment Sales (Internal Information)
(Unaudited)
(In thousands)

						%
	3rd Qtr 2013		3rd Qtr 2012		Inc/(Dec)	Change
Metal Coil Coating
Total Sales	56,478	15%	54,342	15%	2,136	3.9%
Less: Intersegment sales	33,450		34,927		(1,477)	-4.2%
Third Party Sales	23,028	7%	19,415	7%	3,613	18.6%

Operating Income (Loss)	5,521	24%	5,112	26%	409	8.0%

Metal Components
Total Sales	161,008	43%	142,092	39%	18,916	13.3%
Less: Intersegment sales	20,567		22,278		(1,711)	-7.7%
Third Party Sales	140,441	44%	119,814	40%	20,627	17.2%

Operating Income (Loss)	8,054	6%	9,372	8%	(1,318)	-14.1%

Engineered Building Systems
Total Sales	158,369	42%	164,265	46%	(5,896)	-3.6%
Less: Intersegment sales	4,637		5,006		(369)	-7.4%
Third Party Sales	153,732	49%	159,259	53%	(5,527)	-3.5%

Operating Income (Loss)	6,123	4%	9,078	6%	(2,955)	-32.6%

Consolidated
Total Sales	375,855	100%	360,699	100%	15,156	4.2%
Intersegment	58,654		62,211		(3,557)	-5.7%
Third Party Sales	317,201	100%	298,488	100%	18,713	6.3%

Operating Income (Loss)	4,277	1%	7,034	2%	(2,757)	-39.2%

	YTD		YTD			%
	3rd Qtr 2013		3rd Qtr 2012		Inc/(Dec)	Change
Metal Coil Coating
Total Sales	155,539	15%	152,264	16%	3,275	2.2%
Less: Intersegment sales	91,403		93,039		(1,636)	-1.8%
Third Party Sales	64,136	7%	59,225	7%	4,911	8.3%

Operating Income (Loss)	15,818	25%	15,304	26%	514	3.4%

Metal Components
Total Sales	462,075	43%	354,586	37%	107,489	30.3%
Less: Intersegment sales	55,925		62,152		(6,227)	-10.0%
Third Party Sales	406,150	45%	292,434	37%	113,716	38.9%

Operating Income (Loss)	19,263	5%	23,931	8%	(4,668)	-19.5%

Engineered Building Systems
Total Sales	454,030	42%	453,278	47%	752	0.2%
Less: Intersegment sales	16,132		12,615		3,517	27.9%
Third Party Sales	437,898	48%	440,663	56%	(2,765)	-0.6%

Operating Income (Loss)	14,360	3%	23,414	5%	(9,054)	-38.7%

Consolidated
Total Sales	1,071,644	100%	960,128	100%	111,516	11.6%
Less: Intersegment sales	163,460		167,806		(4,346)	-2.6%
Third Party Sales	908,184	100%	792,322	100%	115,862	14.6%

Operating Income (Loss)	2,730	0%	16,263	2%	(13,533)	-83.2%